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CME GROUP INC.

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The following material was distributed by Greg Heraty a nominee for Class B-3 director of CME Group on or after March 30, 2010.

Gregory J. Heraty

March 30, 2010

Dear Fellow B-3 Members:

I am writing this letter with the hope that you will elect me to represent You, the B-3 Shareholders and IOM Members, on the Board of Directors of the CME Group. There is much negativity, and I sense a loss of confidence in our representation. I believe that my experience in every facet of day to day floor operations makes me an extremely viable candidate for the Board.

I have served and I am still serving on numerous committees of the CME Group. I have been an IOM Member since 1987. I have owned an IOM from 1990 until 2008, when I sold my IOM to keep my execution business running during these horrible market conditions. So yes, I have a skin in the game. I am currently serving on the Business Conduct, Floor Conduct, and Arbitration Committees, along with being an active Member of the CME Political Action Committee (PAC). I have traded in the pits, been an order filler in the S&P 500 since 1987, and have operations in the S&P Futures and Options, and the Currency Pits.

I have seen market conditions deteriorate due to the recent economy, and while business has dropped our fees are going higher. I think incentives should be put in place to reduce fees for B-3 members, to enhance revenue and volume, two critical parts missing in this puzzle today.

Many have asked me, “Why are you running for the Board of Directors?” My response is that I believe our members deserve to have experienced representation to ensure that the Board and management understand the issues that our membership is currently facing. I believe that TOGETHER we can accomplish this. I understand that many of you are frustrated with your current representation, so let’s make a change and bring some new ideas to the Board. To do this you must ALL VOTE! We have had a 35% voter turnout in the past two elections. We must show we care and get out the vote.

Thank you for your time, and the opportunity to represent you on the CME GROUP Board.

Please feel free to contact me to answer any of your questions.

Greg Heraty (CLO)

(708) 707-6004 (cell)

(312) 880-0800 (office)

*  *  *

CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 5, 2010. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.